Exhibit 3.67

aIl purposes and, accordingly. shaII not be bound to recognize any IegaI. equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law. Section4-RecordDate: In lieu of closing the share records of the Corporation, the Board of Directors may f ix, in advance. a date not exceeding fifty days, nor less than ten days, as the record date for the determination of shareholders entitled to recei.ve notice of, or to vote at, any meeting of shareholders. or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive palment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed. the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on vthj.ch notice is given, or, if no notice is given. the day on which the meeting is held; the record date for determining shareholders for any other purpose shaII be at the close of business on the day on which the resolution of the directors relating thereto is adopted. When a determination of shareholders of record entitLed to notice of or to vote at any meeting of shareholders has been made as provided for herein, such determination shaII apply to any adjournment thereof, un- Iess the directors fix a new record date for the adjourned meet- rng. ARTICLE VI - DIVIDENDS subject to applicable law, dividends may be declared and paid out of any funds available therefor, as often, in such amounts, and at such time or times as the Board of Directors may deter- mine. ARTICLE VII - FISCAI, Y:EAR The fiscal year of the Corporation shall be fixed by the Board of Directors from time to time, subject to applicable law. ARTICLE VIII - CORPORATE SEAL The corporate seal, if any, shall be in such form as shall be By-Laws - 1I